Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement, dated as of February 21, 2023 (this “Agreement”), is made by and among Heron Therapeutics, Inc., a Delaware corporation (the “Company”), Rubric Capital Management LP, a Delaware limited partnership (and collectively with the other persons and entities listed on Schedule A hereto, “Rubric”), and Velan Capital Investment Management LP, a Delaware limited partnership (and collectively with the other persons and entities listed on Schedule B hereto, “Velan” and, together with Rubric, the “Investor Group,” and, for clarity and as applicable, including each member thereof acting individually). The Company and each member of the Investor Group are collectively herein referred to as the “Parties” and individually as a “Party.” Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section 22 below.

RECITALS

WHEREAS, the Company and the Investor Group have engaged in various discussions and communications concerning the Company; and

WHEREAS, the Company and the Investor Group have determined to come to an agreement with respect to certain matters relating to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1. Board Composition and Related Agreements.

(a) Board Composition.

(i) Within five (5) Business Days following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to (x) fix the size of the Board at eight (8) directors, (y) appoint each of Adam Morgan (the “Velan Principal Appointee”) and Craig A. Collard (the “Investor Group Independent Appointee,” and each of the Velan Principal Appointee and the Investor Group Independent Appointee is referred to as an “Investor Group Appointee” and, collectively, the “Investor Group Appointees”) as a director of the Company and (z) appoint Kevin Kotler (the “New Independent Appointee” and, collectively with the Investor Group Appointees, the “New Directors”) as a director of the Company. During the period commencing with the date of this Agreement through the expiration of the Cooperation Period, the Board and all applicable committees of the Board shall not increase the size of the Board to more than eight (8) directors, unless mutually agreed to in writing by the Company and the Investor Group.

(ii) Concurrent with the execution of this Agreement, each Investor Group Appointee will execute and deliver to the Company an irrevocable letter of resignation in the form attached hereto as Exhibit A.

(iii) At all times while serving as a member of the Board, the New Directors shall comply with the same policies and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, insider trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company applicable to all other non-management members of the Board (such policies, the “Company Policies”). The Company represents and warrants that all Company Policies currently in effect are publicly available on the Company’s website or have been provided to the Investor Group or its counsel. The Company agrees that, upon appointment to the Board, each New Director shall receive (i) the same benefits of director and officer insurance as all other non-management directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board and (iii) such other benefits on the same basis as all other non-management directors on the Board.

(b) New Director Nominations. The Company’s slate of nominees for the election of directors of the Company at the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”) shall include the New Directors and no more than five (5) other persons as nominees. The Company shall recommend, support and solicit proxies in favor of the election of the New Directors at the 2023 Annual Meeting in the same manner as it recommends, supports and solicits proxies in favor of the election of the Company’s other nominees at the 2023 Annual Meeting.

(c) Other Board Matters.

(i) Following their appointments to the Board and until the expiration of the Cooperation Period, each New Director shall be appointed to and serve on the following committees of the Board (subject to such person’s continued willingness to serve on such committees): (x) the Velan Principal Appointee – the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), (y) the Investor Group Independent Appointee—the Compensation Committee of the Board (the “Compensation Committee”) and (z) the New Independent Appointee—the Audit Committee of the Board and the Compensation Committee. Without limiting the foregoing, the Board shall, in accordance with its customary governance processes, give each New Director the same due consideration for membership to any committee of the Board as any other independent director with similar relevant expertise and qualifications.

(ii) Immediately following the conclusion of the 2023 Annual Meeting, the Board shall appoint the Investor Group Independent Appointee as the Chairman of the Board, subject to the reasonable approval of the Board (such approval not to be unreasonably withheld).

(iii) Within ten (10) Business Days after the execution of this Agreement, the Board shall form a working group of directors (that shall include the New

Directors) focused on evaluating potential value creation and operational and financial initiatives for the Company.

(d) Replacement Directors.

(i) Following the date of this Agreement, if any Investor Group Appointee is unable or unwilling to serve as a director for any reason, then the Investor Group shall have the ability within thirty (30) days of such Investor Group Appointee’s departure from the Board to recommend a substitute person to replace such Investor Group Appointee, in accordance with, and subject to, this Section 1(d).

(ii) Except as otherwise specified in this Agreement, if a replacement Director (a “Replacement Director”) is appointed to the Board pursuant to this Section 1(d), all references in this Agreement to the terms “Investor Group Appointee,” “Investor Group Appointees,” “Investor Group Independent Appointee” or “Velan Principal Appointee” will include such Replacement Director(s), as applicable.

(iii) The appointment of any Replacement Director shall be subject to (A) the execution and delivery by such Replacement Director of (x) a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation required by the Company in connection with the appointment or election of all new non-management Board members, (y) a written acknowledgment that such Replacement Director agrees to be bound by all Company Policies and (z) the Replacement Director Irrevocable Letter of Resignation in the form attached as Exhibit B hereto, (B) such Replacement Director qualifying as “independent” pursuant to SEC rules and regulations and applicable stock exchange listing standards, (C) in the case of a Replacement Director for the Investor Group Independent Appointee only, such Replacement Director not being a current or former employee or controlled Affiliate of any member of the Investor Group, and (D) the Board determining such Replacement Director to be reasonably acceptable (such acceptance not to be unreasonably withheld).

(iv) The Nominating Committee, acting reasonably and in good faith, shall make its determination and recommendation regarding whether any candidate for Replacement Director so qualifies within five (5) Business Days after such candidate has submitted to the Company the documentation required by this Section 1(d). If the Nominating Committee does not accept a substitute person recommended by the Investor Group as a Replacement Director, then the Investor Group will have the right to recommend additional substitute person(s) whose appointment will be subject to the Nominating Committee recommending such person in accordance with the procedures described in this Section 1(d). Upon the recommendation of a candidate for Replacement Director by the Nominating Committee, the Board shall review and vote on the appointment of such candidate to the Board no later than five (5) Business Days after the Nominating Committee’s recommendation of such candidate; provided, that if the Board does not approve and appoint such candidate for Replacement Director to the Board (such approval not to be unreasonably withheld), the Parties shall continue to follow the procedures described in this Section 1(d)(iv) until a Replacement Director is approved and appointed to the Board.

(v) If, at any time following the date of this Agreement, the Investor Group’s aggregate Beneficial Ownership is less than the lesser of (x) 6.8% of the outstanding shares of Common Stock and (y) 8,125,000 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Investor Group Minimum Ownership Level”), then the Investor Group shall immediately and irrevocably lose its rights under this Section 1(d) to recommend or appoint a Replacement Director with respect to the Investor Group Appointees.

(e) Additional Agreements.

(i) Each member of the Investor Group agrees (A) to cause its controlled Affiliates and Representatives to comply with the terms of this Agreement and (B) that it shall be responsible for any breach of this Agreement by any such controlled Affiliate. A breach of this Agreement by a controlled Affiliate or Representative of any member of the Investor Group, if such controlled Affiliate is not a Party hereto, shall be deemed to occur if such controlled Affiliate or Representative engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Representative were a Party hereto to the same extent as the Investor Group.

(ii) During the Cooperation Period, each member of the Investor Group agrees that it shall, and shall cause each of its controlled Affiliates to, appear in person or by proxy at each annual or special meeting of the stockholders of the Company (each, a “Stockholder Meeting”) and vote all Voting Securities beneficially owned, directly or indirectly, by the Investor Group or such controlled Affiliate (or which the Investor Group or such Affiliate has the right or ability to vote) at such meeting (A) in favor of the slate of directors recommended by the Board, (B) against the election of any nominee for director not approved, recommended and nominated by the Board for election at any such meeting, and (C) in accordance with the Board’s recommendation with respect to any other matter presented at such meeting; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) both make a recommendation that differs from the recommendation of the Board with respect to any proposal submitted to the Company’s stockholders at any Stockholder Meeting (other than as related to the election or removal of directors), the Investor Group shall be permitted to vote in accordance with the ISS and Glass Lewis recommendation; provided, further, that the Investor Group shall be permitted to vote in its sole discretion with respect to any proposals relating to an Extraordinary Transaction that requires a vote of the Company’s stockholders.

(iii) During the Cooperation Period, (a) the Investor Group will notify the Company within two (2) Business Days of such time as the Investor Group in the aggregate Beneficially Owns less than the Investor Group Minimum Ownership Level and (b) Velan will notify the Company within (2) Business Days of such time as Velan in the aggregate Beneficially Owns less than the lesser of (x) 3.5% of the outstanding shares of Common Stock and (y) 4,161,084 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Velan Minimum Ownership Level”). Such information provided to the Company will be kept strictly confidential unless required to be disclosed pursuant to law, legal process, subpoena, the rules of any stock exchange or any legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the Company.

Section 2. Standstill Provisions. During the Cooperation Period, each member of the Investor Group shall not, and shall cause each of its controlled Affiliates not to, directly or indirectly, alone or in concert with others (including through any Representative of any member of the Investor Group or any of its controlled Affiliates):

(a) (i) acquire, cause to be acquired, or offer, seek or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining or forming a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)), through swap or hedging transactions or otherwise (the taking of any such action, an “Acquisition”), Beneficial Ownership of any securities or assets of the Company (or any direct or indirect rights or options to acquire such ownership, including voting rights decoupled from the underlying Voting Securities) such that after giving effect to any such Acquisition, the Investor Group or any of its controlled Affiliates holds, directly or indirectly, an aggregate Beneficial Ownership in excess of 15.0% of the then outstanding Voting Securities; provided, however, to the extent the group under Section 13(d) of the Exchange Act consisting of the members of the Investor Group is terminated, Rubric and Velan’s aggregate Beneficial Ownership shall not exceed 15.0%, or (ii) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist, knowingly facilitate or knowingly encourage any other Person to effect or seek, offer or propose to effect or participate in an Extraordinary Transaction (but nothing in this Section 2(a) shall prohibit any member of the Investor Group or any of its controlled Affiliates from tendering into (or failing to tender into) a tender or exchange offer, receiving payment or other consideration for securities of the Company, voting its Voting Securities “for” or “against” any Extraordinary Transaction, or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board);

(b) (i) nominate, give notice of an intent to nominate, or recommend for nomination a person for election to the Board (other than pursuant to Section 1) or take any action in respect of the removal of any director, (ii) knowingly seek or knowingly encourage any person to submit any nomination in furtherance of a “contested solicitation” or take any other action in respect of the election or removal of any director, (iii) submit, or knowingly seek or knowingly encourage the submission of, any stockholder proposal (pursuant to Rule 14a-8 or otherwise) for consideration at, or bring any other business before, any Stockholder Meeting, (iv) request, or knowingly initiate, knowingly encourage or participate in any request, to call a Stockholder Meeting, (v) seek to amend any provision of the Company’s Certificate of Incorporation, as amended, or Amended and Restated Bylaws (the “Bylaws”), or (vi) take any action similar to the foregoing with respect to any subsidiary of the Company; provided, however, that nothing in this Agreement shall prevent the Investor Group or its controlled Affiliates from taking actions in furtherance of identifying director candidates in connection with the 2024 Annual Meeting if the Cooperation Period expires on the Initial Trigger Date, or the 2025 Annual Meeting if the Cooperation Period expires on the Second Trigger Date, so long as such actions do not create a public disclosure obligation for the Investor Group or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with any member of the Investor Group’s normal practices in the circumstances;

(c) solicit any proxy, consent or other authority to vote of stockholders or conduct any other referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign) with respect to, or from the holders of, Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in, or knowingly assist, advise, initiate, knowingly encourage or knowingly influence any person (other than the Company) in, any “solicitation” of any proxy, consent or other authority to vote any Voting Securities (other than such assistance, advice, encouragement or influence that is consistent with the Board’s recommendation in connection with such matter); provided, however, that the foregoing shall not restrict any member of the Investor Group from stating how it intends to vote with respect to an Extraordinary Transaction, if any, in accordance with Section 1(e)(ii) and the reasons therefor;

(d) (i) grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any Stockholder Meeting) or (ii) deposit or agree or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any agreement or arrangement with respect to the voting of such securities (including a voting agreement or pooling arrangement), other than (A) any such voting trust or arrangement solely for the purpose of delivering to the Company or its designee a proxy, consent, or other authority to vote in connection with a solicitation made by or on behalf of the Company or (B) customary brokerage accounts, margin accounts and prime brokerage accounts;

(e) knowingly encourage, advise or knowingly influence any person, or knowingly assist any person in so knowingly encouraging, advising or knowingly influencing any person, with respect to the giving or withholding of any proxy, consent or authority to vote any Voting Securities or in conducting any referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign); provided, however, that the foregoing shall not restrict any member of the Investor Group from stating how it intends to vote with respect to an Extraordinary Transaction, if any, in accordance with Section 1(e)(ii) and the reasons therefor;

(f) form, join, knowingly encourage the formation of, or in any way participate in any partnership, limited partnership, syndicate or group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities (other than a group that includes all or some of the members of the Investor Group, but does not include any other entities or persons that are not members of the Investor Group as of the date hereof; provided, however, that nothing herein shall limit the ability of a controlled Affiliate of the Investor Group to join such group following the execution of this Agreement, so long as any such controlled Affiliate agrees to be bound by the terms and conditions of this Agreement);

(g) publicly make or publicly advance any request or proposal to amend, modify or waive any provision of this Agreement, or take any action challenging the validity or enforceability of any provision of or obligation arising under this Agreement; provided, that the Investor Group may make confidential requests to the Board to amend, modify or waive any provision of this Agreement, which the Board may accept or reject in its sole and absolute discretion (it being understood and agreed that the Board shall consider in good faith any waiver requests to the Acquisition limits set forth in Section 2(a) in the event of any registered securities offerings made by the Company), so long as any such request is not publicly disclosed by the Investor Group and is made by the Investor Group in a manner that could not reasonably be expected to require, and that does not require, the public disclosure thereof by the Company, the Investor Group or any other person;

(h) make a request for a list of the Company’s stockholders or for any books and records of the Company whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise; or

(i) enter into any discussion, negotiation, agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or knowingly encourage, assist, solicit, seek or seek to cause any person to undertake any action inconsistent with this Section 2.

Notwithstanding anything to the contrary contained in Section 2 or elsewhere in this Agreement, the members of the Investor Group shall not be prohibited or restricted from communicating privately with the Chief Executive Officer of the Company, the Board or any director of the Company regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any Party. Further, no Party shall be prohibited from taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over such Party, provided that a breach by such Party of this Agreement is not the cause of the applicable requirement.

Furthermore, for the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be deemed to limit the exercise in good faith by any New Director (or a Replacement Director) of such person’s fiduciary duties solely in such person’s capacity as a director of the Company.

Section 3. Representations and Warranties of All Parties. Each Party represents and warrants to the other Parties that (a) such Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles) and (c) this Agreement will not result in a material violation of any (i) term or condition of any agreement to which such person is a party or by which such Party may otherwise be bound or (ii) law, rule, license, regulation, judgment, order or decree governing or affecting such Party.

Section 4. Representations and Warranties of the Investor Group.

(a) Rubric represents, warrants and covenants to the Company that, as of the date of this Agreement, Rubric and its Affiliates and/or managed funds collectively beneficially own and are entitled to vote an aggregate of 11,750,000 shares of Common Stock and does not have any Synthetic Position (other than the shares of Common Stock Beneficially Owned as set forth in this Section 4(a)) in any Voting Securities.

(b) Velan represents, warrants and covenants to the Company that, as of the date of this Agreement, Velan and its Affiliates and/or managed funds collectively beneficially own and are entitled to vote on an aggregate of 4,500,000 shares of Common Stock and does not have any Synthetic Position (other than the shares of Common Stock Beneficially Owned as set forth in this Section 4(b)) in any Voting Securities.

(c) Each member of the Investor Group represents, warrants and covenants to the Company that no member of the Investor Group is or will become party to any agreement, arrangement or understanding (whether written or oral) with the Investor Group Appointees or any Replacement Director with respect to such person’s service as a director on the Board, including any such agreement, arrangement or understanding with respect to how such person should or would vote or act on any issue or question as a director. For the avoidance of doubt, the Velan Principal Appointee (and any potential Replacement Director affiliated with Velan that is appointed to fill a vacancy caused by the Velan Principal Appointee ceasing to serve on the Board) may receive compensation from Velan in connection with such person’s employment thereby.

Section 5. Press Release; Communications. Promptly following the execution of this Agreement, the Company shall issue a mutually agreeable press release in the form attached hereto as Exhibit C (the “Press Release”) announcing certain terms of this Agreement. During the Cooperation Period and subject to the terms of this Agreement, neither the Company (including the Board or any committee thereof) nor the Investor Group shall make or cause to be made, and the Company and the Investor Group will cause their respective controlled Affiliates not to make or cause to be made, any public announcement or statement with respect to the subject matter of this Agreement that is inconsistent with or contrary to the terms of this Agreement without the prior written consent of the other Party. The Company acknowledges and agrees that the Investor Group may file this Agreement as an exhibit to its Schedule 13D. The Company shall be given a reasonable opportunity to review and comment on any Schedule 13D filing made by the Investor Group (including any separate filings made by individual members thereto) with respect to this Agreement, and the Investor Group shall give reasonable consideration to any comments of the Company. The Investor Group acknowledges and agrees that the Company may file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and other filings with the SEC. The Investor Group shall be given a reasonable opportunity to review and comment on any Current Report on Form 8-K or other filing with the SEC made by the Company with respect to this Agreement, and the Company shall give reasonable consideration to any comments of the Investor Group.

Section 6. Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby; except that the Company will reimburse the Investor Group for its reasonable, documented out-of-pocket expenses incurred in connection with seeking representation on the Board and the negotiation and entry into this Agreement, in an amount not to exceed $150,000.

Section 7. Confidentiality.

(a) The Investor Group Appointees shall be required to preserve the confidentiality of the Company’s business and information, including any non-public information entrusted to or obtained by such director by reason of his or her position as a director of the Company (“Confidential Information”). The term Confidential Information does not include does not include any information that (i) was publicly known and made generally available in the public domain prior to the time of disclosure to the receiving party by or on behalf of the Company; (ii) becomes publicly known and made generally available after disclosure to the receiving party by or on behalf of the Company through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by or on behalf of the Company, other than as a result of a breach of the terms of this Agreement by any Investor Group Appointee or any member of the Investor Group; (iv) is obtained by the receiving party from a third party not under confidentiality obligations to the Company and without a breach of any obligations of confidentiality to the Company; or (v) is independently developed by the receiving party without use of or reference to the Company’s information entrusted to such person by reason of his or her position as a director of the Company.

(b) Notwithstanding the foregoing, the Velan Principal Appointee (or any Replacement Director appointed to fill the Velan Principal Appointee’s seat on the Board who is a Velan Investment Professional) may provide Confidential Information to the investment professionals of Velan (“Velan Investment Professionals”), solely to the extent such Velan Investment Professionals need to know such information in connection with Velan’s investment in the Company; provided, however, that Velan (i) shall inform each such Velan Investment Professional of the confidential nature of the Confidential Information, (ii) shall cause each such Velan Investment Professional not to disclose any Confidential Information to any Person other than to a Velan Investment Professional in compliance with this Section 7 and (iii) shall cause each Velan Investment Professional not to use any Confidential Information other than in connection with Velan’s investment in the Company. Velan shall be responsible for the breach of this Section 7 by any of its controlled Affiliates. For the avoidance of doubt, no other member of the Board (including the Investor Group Independent Appointee) shall be permitted to provide Confidential Information to Velan or any other Party outside of the Company without the express advance written consent from the Company.

(c) Notwithstanding anything in this Agreement to the contrary, in the event that Velan is required in connection with any legal requirement (excluding any such requirement arising out of any action or proceeding initiated by Velan, including for the avoidance of doubt any requirement to make a filing with the SEC or under any securities laws or regulations) to disclose Confidential Information, it is agreed that Velan will, to the extent legally permissible, provide the Company with prompt written notice of such event so that the Company may seek a protective order or other appropriate remedy (at the Company’s sole expense) or waive compliance with the applicable provisions of this Agreement. In the event that (i) such protective order or other remedy is not obtained and disclosure of Confidential Information is therefore required (and such requirement does not arise from a breach of this Agreement by Velan) or (ii) the Company consents in writing to having the Confidential Information produced or disclosed pursuant to such legal requirement, Velan (A) may, without liability hereunder, furnish that portion (and only that portion) of the Confidential Information that Velan’s legal counsel advises is legally required to be disclosed and (B) will use reasonable efforts, at the Company’s sole expense, to obtain reasonable assurance that confidential treatment is accorded to any Confidential Information so furnished. In no event will Velan oppose any action by the Company to obtain a protective order or other relief to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded to the Confidential Information.

(d) Any confidentiality obligations under this Section 7 shall expire eighteen (18) months after the date on which the Velan Principal Appointee no longer serves as a director of the Company; provided, that Velan shall maintain in accordance with the confidentiality obligations set forth herein any Confidential Information constituting trade secrets for such longer time as such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3).

Section 8. Securities Laws. Velan acknowledges that it is aware, and will advise each Velan Investment Professional who receives Confidential Information pursuant to Section 7(b), that United States securities laws prohibit any Person who has received material, non-public information from purchasing or selling securities on the basis of such information or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person may trade securities on the basis of such information. Velan agrees that neither it nor the Velan Investment Professionals will use or communicate any Confidential Information in violation of such laws. Velan maintains customary policies and procedures designed to prevent unauthorized disclosure and use of material, non-public information. During the Cooperation Period, the Company shall provide Velan with at least two (2) Business Days advance written notice of each opening and expiration of each blackout period, and Velan shall not purchase or sell, directly or indirectly, any securities of the Company during any blackout periods applicable to all directors under the Company’s insider trading policy.

Section 9. Non-Disparagement. Each of the Parties covenants and agrees that, during the Cooperation Period, neither it nor any of its respective controlled Affiliates, Representatives, or any of its or its controlled Affiliates’ Representatives, successors or assigns shall in any way publicly (or in any way reasonably expected to be made public) disparage, comment negatively upon, slander, criticize, attempt to discredit, call into disrepute, defame or otherwise make or cause to be made any public statements or statements reasonably expected to be made public that would reasonably be expected to damage the business or reputation of the other Party or such other Party’s subsidiaries, controlled Affiliates, officers (including any current or former officer of a Party or a Party’s subsidiaries), directors (including any current or former director of a Party or a Party’s subsidiaries) or employees or any of their businesses, products or services. Each Party shall use its commercially reasonable efforts to cause its and its controlled Affiliates’ Representatives to comply with this Section 9. Nothing in this Section 9 will be deemed to prevent either the Company or the Investor Group from complying with its respective disclosure obligations under law, legal process, subpoena, the rules of any stock exchange or any legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought.

Section 10. Termination. Unless otherwise mutually agreed in writing by each Party, this Agreement shall terminate on the earlier of (i) the expiration of the Cooperation Period and (ii) a Change of Control of the Company. Notwithstanding the foregoing, Sections 6 and 10 through 22 shall survive the termination or expiration of this Agreement, and Section 7 shall survive in accordance with the terms set forth therein. No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to such termination.

Section 11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Each Party agrees to use its commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

Section 12. Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally, (ii) upon confirmation of receipt, when sent by e-mail (provided, that such confirmation is not automatically generated), or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:

Heron Therapeutics, Inc.

4242 Campus Point Court, Suite 200

San Diego, California 92121

Attention:     David Szekeres, EVP, Chief Operating Officer

E-mail:         dszekeres@herontx.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:     Daniel E. Wolf, P.C.

                     Shaun J. Mathew, P.C.

E-mail:         daniel.wolf@kirkland.com

                      shaun.mathew@kirkland.com

If to the Investor Group:

c/o Rubric Capital Management LP

155 East 44th St, Suite 1630

New York, New York 10017

Attention:     Brian Kleinhaus, Chief Compliance Officer

E-mail:         brian@rubriccapital.com

c/o Velan Capital Investment Management LP

1055b Powers Place

Alpharetta, Georgia 30009

Attention:     Adam Morgan, Chief Investment Officer

E-mail:         adam@velancapital.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention:    Ryan Nebel

                    Bachar Mahmoud

E-mail:        rnebel@olshanlaw.com

                    bmahmoud@olshanlaw.com

Section 13. Injunctive Relief; Fees.

(a) Each Party acknowledges and agrees that any breach of any provision of this Agreement shall cause the other Party irreparable harm which would not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by a Party of any provision of this Agreement, the other Party shall be entitled to seek the remedies of injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages or post a bond or other security. The foregoing right shall be in addition to such other rights or remedies that may be available to the non-breaching Party for such breach or threatened breach, including the recovery of money damages.

(b) If a Party institutes any legal suit, action, or proceeding against the other Party to enforce this Agreement (or obtain any other remedy regarding any breach of this Agreement) or arising out of or relating to this Agreement, including contract, equity, tort, fraud, and statutory claims, the prevailing Party in the suit, action, or proceeding is entitled to receive, and the non-prevailing Party shall pay, in addition to all other remedies to which the prevailing Party may be entitled, the costs and expenses incurred by the prevailing Party in conducting the suit, action, or proceeding, including actual attorneys’ fees and expenses, even if not recoverable by law.

Section 14. Governing Law; Jurisdiction; Jury Waiver. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any action of the Company or the Investor Group in the negotiation, administration, performance or enforcement hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the

State of Delaware. Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement and any rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and any rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”). Each Party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement in any court other than the Chosen Courts. Each Party hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any Chosen Court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in any Chosen Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 15. Counterparts; Electronic Transmission. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. Any signature to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 16. No Waiver. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver of, or deprive that Party of the right thereafter to insist upon strict adherence to, that term or any other term of this Agreement.

Section 17. Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may only be amended pursuant to a written agreement executed by each Party.

Section 18. Successors and Assigns. This Agreement may not be transferred or assigned by any Party without the prior written consent of the other Party. Any purported assignment without such consent is null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

Section 19. No Joint Liability. Notwithstanding anything to the contrary in this Agreement, all representations, warranties, covenants, liabilities and obligations under this Agreement are several, and not joint, except among the members of Rubric collectively as a Party to this Agreement and among the members of Velan collectively as a Party to this Agreement, and neither Rubric nor Velan will be liable for any breach, default, liability or other obligation of such other Party.

Section 20. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other person.

Section 21. Interpretation and Construction. Each Party acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party, and any controversy over any interpretation of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, (i) the word “including” (in its various forms) means “including, without limitation,” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement, and (iii) the word “or” is not exclusive.

Section 22. Certain Defined Terms. For purposes of this Agreement:

(a) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, and shall include all persons or entities that at any time during the term of this Agreement become Affiliates of any person or entity referred to in this Agreement; provided, however, that the term “Affiliate” shall not include any publicly-traded portfolio company in which any member of the Investor Group has a minority investment; provided, further, that, for purposes of this Agreement, no member of the Investor Group shall be deemed an Affiliate of the Company and the Company shall not be deemed an Affiliate of any member of the Investor Group.

(b) “Beneficial Ownership” has the meaning of such term under or as used in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person shall also be deemed to have Beneficial Ownership of all Voting Securities which such person has the right or ability to vote, cause to be voted or control or direct the voting of any Voting Securities (in each case whether directly or indirectly, including pursuant to any agreement, arrangement or understanding, whether or not in writing); provided, that a person shall be deemed to have “Beneficial Ownership” of any Voting Securities that such person has a right, option or obligation to own, acquire or control or direct the voting of upon conversion, exercise, expiration, settlement or similar event (“Exercise”) under or pursuant to (i) any Derivative

(whether such Derivative is subject to Exercise immediately or only after the passage of time or upon the satisfaction of one or more conditions) and (ii) any Synthetic Position that is required or permitted to be settled, in whole or in part, in Voting Securities. A person shall be deemed to be the “Beneficial Owner” of, or to “beneficially own,” any securities that such person has Beneficial Ownership of. For purposes of this Agreement, references to the aggregate Beneficial Ownership of the Investor Group shall be determined irrespective of whether the members thereto remain as part of a “group” for purposes of the Exchange Act.

(c) “Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) other day on which commercial banks in the State of New York are authorized or required to be closed by applicable law.

(d) “Change of Control” means, with respect to the Company, any transaction or series of related transactions in which a person or a group becomes the Beneficial Owner of Voting Securities of the Company constituting 50% or more of the total voting power of the Company.

(e) “Common Stock” means the common stock, $0.01 par value per share, of the Company.

(f) “Cooperation Period” means the period commencing with the execution of this Agreement and ending on the Initial Trigger Date; provided, however, that the Cooperation Period shall be extended until the Second Trigger Date if (A) the Company notifies the Investor Group and the Investor Group Appointees in writing at least ten (10) days prior to the Initial Trigger Date that the Board irrevocably offers to nominate each of the Investor Group Appointees for election at the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”) and (B) the Investor Group and the Investor Group Appointees agree to such nomination within ten (10) days of receipt of such notice. If the Investor Group does not accept such renomination within such ten (10) day period, then the Cooperation Period shall terminate as scheduled on the Initial Trigger Date and each Investor Group Appointee shall resign from the Board pursuant to the letter executed pursuant to Section 1(a)(ii) upon delivery of a notice of an intent to nominate directors for election at the 2024 Annual Meeting.

(g) “Extraordinary Transaction” means any merger, acquisition, tender or exchange offer, recapitalization, reorganization, financing, liquidation, disposition of all or substantially all of the assets of the Company, spin-off, split-off, or other business combination or similar transaction involving the Company.

(h) “Initial Trigger Date” means the date that is the earlier of (i) thirty (30) days prior to the deadline for nomination of directors and stockholder proposals pursuant to the Bylaws for the 2024 Annual Meeting and (ii) one hundred and twenty (120) days prior to the first anniversary of the 2023 Annual Meeting.

(i) “Representatives” means, as to any person, such person’s and its and their respective directors, officers, employees, partners, members, managers, agents or other representatives, in each case, acting on its behalf; provided, however, that any reference to “controlled Affiliates’ Representatives” shall not include such controlled Affiliate’s employees.

(j) “Second Trigger Date” means the date that is the earlier of (i) thirty (30) days prior to the deadline for director nominations and stockholder proposals pursuant to the Bylaws for the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”) and (ii) one hundred and twenty (120) days prior to the first anniversary of the 2024 Annual Meeting.

(k) “SEC” means the U.S. Securities and Exchange Commission.

(l) “Synthetic Position” means any option, warrant, convertible security, stock appreciation right or other security, contract right or derivative position or similar right (including any “swap” transaction with respect to any security, other than a broad based market basket or index) (each of the foregoing, a “Derivative”), whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of Voting Securities or a value determined in whole or in part with reference to, or derived in whole or in part from, the value of Voting Securities and that increases in value as the market price or value of Voting Securities increases or that provides an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of Voting Securities, in each case regardless of whether (x) it conveys any voting rights in such Voting Securities to any person, (y) it is required to be or capable of being settled, in whole or in part, in Voting Securities, or (z) any person (including the holder of such Synthetic Position) may have entered into other transactions that hedge its economic effect.

(m) “Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

HERON THERAPEUTICS, INC.

By:	/s/ Barry Quart
Name:	Barry Quart, Pharm.D.
Title:	Chief Executive Officer and Chairman of the Board

[Signature Page to Cooperation Agreement]

IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

RUBRIC CAPITAL MANAGEMENT LP

By:	Rubric Capital Management GP LLC General Partner

By:	/s/ David Rosen
Name:	David Rosen
Title:	Managing Member

/s/ David Rosen
DAVID ROSEN

VELAN CAPITAL MASTER FUND LP

By:	Velan Capital Holdings LLC General Partner

By:	/s/ Adam Morgan
Name:	Adam Morgan
Title:	Managing Member

VELAN CAPITAL HOLDINGS LLC

By:	/s/ Adam Morgan
Name:	Adam Morgan
Title:	Managing Member

VELAN CAPITAL INVESTMENT MANAGEMENT LP

By:	Velan Capital Management LLC General Partner

By:	/s/ Adam Morgan
Name:	Adam Morgan
Title:	Managing Member

[Signature Page to Cooperation Agreement]

VELAN CAPITAL MANAGEMENT LLC

By:	/s/ Adam Morgan
Name:	Adam Morgan
Title:	Managing Member

/s/ Adam Morgan
ADAM MORGAN

/s/ Balaji Venkataraman
BALAJI VENKATARAMAN

[Signature Page to Cooperation Agreement]

SCHEDULE A

1.	Rubric Capital Management LP, a Delaware limited partnership

2.	David Rosen

SCHEDULE B

1.	Velan Capital Master Fund LP, a Cayman Islands exempted limited partnership

2.	Velan Capital Holdings LLC, a Delaware limited liability company

3.	Velan Capital Investment Management LP, a Delaware limited partnership

4.	Velan Capital Management LLC, a Delaware limited liability company

5.	Adam Morgan

6.	Balaji Venkataraman

EXHIBIT A

FORM OF

IRREVOCABLE LETTER OF RESIGNATION

February [•], 2023

Heron Therapeutics, Inc.

4242 Campus Point Court, Suite 200

San Diego, California 92121

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to that certain Cooperation Agreement (the “Agreement”), dated as of February [•], 2023, by and between Heron Therapeutics, Inc. (the “Company”) and the Investor Group (as such term is defined therein). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement. Effective upon, and subject to, such time as [(i) Velan fails at any time after the date of the Agreement to maintain the Velan Minimum Ownership Level or (ii)]1 the delivery of a notice of an intent to nominate directors at the 2024 Annual Meeting made by, or on behalf of, any member of the Investor Group, I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

This resignation may not be withdrawn by me at any time during which it is effective.

It is understood and agreed that the Board has the sole and exclusive authority to determine whether or not to accept any such resignation.

Sincerely,

[            ]

Director

[1]	Note: Prong (i) will only be included in the Resignation Letter to be signed by the Velan Principal Appointee.

EXHIBIT B

FORM OF

REPLACEMENT DIRECTOR IRREVOCABLE LETTER OF RESIGNATION

[•]

Heron Therapeutics, Inc.

4242 Campus Point Court, Suite 200

San Diego, California 92121

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to that certain Cooperation Agreement (the “Agreement”), dated as of February [•], 2023, by and between Heron Therapeutics, Inc. (the “Company”) and the Investor Group (as such term is defined therein). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement. Effective upon, and subject to, such time as [(i) Velan fails at any time after the date of the Agreement to maintain the Velan Minimum Ownership Level or (ii)]2 the delivery of a notice of an intent to nominate directors at the 2024 Annual Meeting made by, or on behalf of, any member of the Investor Group, I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

This resignation may not be withdrawn by me at any time during which it is effective.

It is understood and agreed that the Board has the sole and exclusive authority to determine whether or not to accept any such resignation.

Sincerely,

[            ]

Director

[2]	Note: Prong (i) will only be included in the Resignation Letter to be signed by any Replacement Director for the Velan Principal Appointee.

EXHIBIT C

Press Release

Heron Therapeutics Enters into Cooperation Agreement with Rubric Capital and Velan Capital

Appoints Three New Independent Directors

SAN DIEGO—February 22, 2023—Heron Therapeutics, Inc. (NASDAQ: HRTX) (“Heron” or the “Company”), a commercial-stage biotechnology company focused on improving the lives of patients by developing and commercializing therapeutic innovations that improve medical care, today announced that it has entered into a cooperation agreement with two of its shareholders, Rubric Capital Management LP (“Rubric”) and Velan Capital Investment Management LP (“Velan”).

As part of the agreement, Heron has agreed to appoint Craig Collard, former President & Chief Executive Officer at Veloxis Pharmaceuticals, and Adam Morgan, Chief Investment Officer at Velan, to the Company’s Board of Directors (the “Board”).

Additionally, as a result of Heron’s ongoing refreshment process, the Company will appoint Kevin Kotler, Founder and Portfolio Manager of Broadfin Capital, to the Board. Current directors Stephen Davis and Kimberly Manhard will be leaving the Board. With these changes, the Heron Board will expand to eight directors, seven of whom are independent, and all of whom will stand for election to the Board at the upcoming 2023 Annual Meeting.

Heron also announced it will separate the roles of Chairman and CEO after the conclusion of its 2023 Annual Meeting.

“Heron is committed to the ongoing renewal of its Board to ensure we maintain diverse and qualified directors who are charged with assisting to drive shareholder value,” said Barry Quart, Pharm.D., Chairman and Chief Executive Officer of Heron. “Craig, Adam and Kevin bring valuable expertise to the Board, and we are confident that Heron shareholders will benefit greatly from their experience across the medical technology, pharmaceuticals and healthcare industries. On behalf of the entire Board and management team, I would like to thank Stephen Davis and Kimberly Manhard for their service as directors of Heron.”

Quart continued, “Today, Heron has a strong portfolio of four commercialized products, and we have made important advances in both our acute care and oncology care franchises. In 2023, we expect significant potential growth of ZYNRELEF, the launch of APONVIE in the U.S., and continued growth of our oncology care franchise. I look forward to working alongside Craig, Adam and Kevin and my other fellow Board members, as well as the management team, to build on the momentum we have underway.”

David Rosen, Managing Partner of Rubric, said, “We appreciate the dialogue we have had with the Heron Board and management team and are confident that the changes announced today will help Heron focus on the goal of enhancing value for all shareholders. With a refreshed and aligned Board, we believe that Heron is poised for continued growth and value creation.”

Adam Morgan, Chief Investment Officer of Velan, said, “Velan invested in Heron because we believe it represents an undervalued company despite its advanced science, patented technologies, and an innovative approach to drug discovery and development. I look forward to working closely with my fellow directors to help enhance value for all shareholders.”

Under the terms of the cooperation agreement, Rubric and Velan have agreed to customary standstill, voting commitments and other provisions. A copy of the cooperation agreement will be included in a Form 8-K filed with the U.S. Securities and Exchange Commission.

About Craig Collard

Mr. Collard most recently served as the Chief Executive Officer of Veloxis Pharmaceutics A/S (now Veloxis Pharmaceuticals Inc., “Veloxis”) before it was acquired by Asahi Kasei Corp, a transplant focused pharmaceutical company with its principal office in Cary, North Carolina, from 2015 to December 2021, and remains on the Veloxis board of advisors. Prior to joining Veloxis, Mr. Collard served as the Chief Executive Officer and the Chairman of the Board of Directors of Cornerstone Therapeutics, Inc., a pharmaceutical company (“Cornerstone”), from 2011 until it was acquired by Chiesi Farmaceutici S.p.A. in 2014. Mr. Collard also served as Cornerstone’s Interim Chief Financial Officer, from 2010 to 2011, and as its President, from 2008 to 2011. Mr. Collard served as the Founder, President and Chief Executive Officer of Cornerstone BioPharma Inc. (formerly Cornerstone BioPharma Holdings, Ltd.), a pharmaceutical company, and as a member of its board of directors, from 2004 to 2008. Prior to that, Mr. Collard served as President and Chief Executive Officer of Carolina Pharmaceuticals, Inc., a specialty pharmaceutical company that he founded in 2003. From 2002 to 2003, Mr. Collard served as Vice President of Sales for Verum Pharmaceuticals, Inc., a specialty pharmaceutical company. Mr. Collard currently serves on the board of directors of Opiant Pharmaceuticals, Inc., a specialty pharmaceutical company in Santa Monica, California developing therapies to treat substance use disorders and drug overdoses, since October 2018 and as Chairman, since January 2021. Mr. Collard has also served on the board of directors of TerrAscend Corp., a North American cannabis operator based in Mississauga, Canada, since December 2018. Mr. Collard previously served as a member of the board of directors of Sierra Oncology, Inc., a San Mateo, California-based late-stage biopharmaceutical company acquired by GlaxoSmithKline plc, from May 2020 to July 2022. Mr. Collard holds a B.S. in Engineering from the Southern College of Technology (now Southern Polytechnic State University).

About Kevin Kotler

Mr. Kotler has over 30 years of experience as an investor and analyst focused on the healthcare industry. Since mid-2020, Mr. Kotler invests through Broadfin Holdings, a family office focused on investing in public and private companies across all sectors. From 2005 to 2020, he was the Founder and Portfolio Manager of Broadfin Capital, LLC, a healthcare focused investment fund which utilized passive and activist investment strategies in public and private medical technology, biotechnology and pharmaceutical companies. Since mid-2021, Mr. Kotler has been a member of New York Angels, a New York based investment group focused on early-stage companies. He also serves on the board of Curonix a privately held company and previously served on the board of Biodelivery Sciences International and Avadel Pharmaceuticals plc. Mr. Kotler was previously a board member of the Memorial Sloan-Kettering Cancer Center Technology Development Fund. He is co-founder of Hamptons United, a charity started as a result of the coronavirus pandemic to help support local charities on the east end of Long Island. Kevin graduated from the Wharton School at the University of Pennsylvania in 1993 with a Bachelor of Science degree in Economics.

About Adam Morgan

Mr. Morgan currently serves as the Chief Investment Officer of Velan Capital Investment Management LP, a healthcare-dedicated investment firm based in Alpharetta, Georgia. Mr. Morgan also currently serves on the board of directors of Health Outlook Corporation, a privately-held developer of predictive healthcare technology and service based in New York, New York, where he serves as a director and chair of the company’s audit committee, since January 2023. Previously, Mr. Morgan served as Senior Analyst at Broadfin Capital, LLC, a healthcare dedicated investment firm based in New York, New York, where he covered the Biotech and Pharmaceutical sectors, from February 2018 to June 2020. Prior to that, Mr. Morgan served as Senior Analyst at Iguana Healthcare Partners LLC, a healthcare-dedicated investment firm based in New York, New York, where he covered Medical Devices and Specialty Pharmaceuticals, from 2015 to January 2018. Mr. Morgan also served as Analyst at Pura Vida Investments, LLC, a healthcare-focused investment firm, where he covered global Medical Devices, from 2014 to 2015. Earlier in his career, Mr. Morgan served as a Research Associate at Cowen and Company (a subsidiary of Cowen Inc.), a financial services company, on the firm’s Medical Supplies and Devices team, from January 2014 to June 2014. Mr. Morgan received his B.S. in Chemistry from the University of Minnesota and his MBA from the Carlson School of Management at the University of Minnesota.

About ZYNRELEF for Postoperative Pain

ZYNRELEF is the first and only dual-acting local anesthetic that delivers a fixed-dose combination of the local anesthetic bupivacaine and a low dose of nonsteroidal anti-inflammatory drug meloxicam. ZYNRELEF is the first and only extended-release local anesthetic to demonstrate in Phase 3 studies significantly reduced pain and significantly increased proportion of patients requiring no opioids through the first 72 hours following surgery compared to bupivacaine solution, the current standard-of-care local anesthetic for postoperative pain control. ZYNRELEF was initially approved by the FDA in May 2021 for use in adults for soft tissue or periarticular instillation to produce postsurgical analgesia for up to 72 hours after bunionectomy, open inguinal herniorrhaphy and total knee arthroplasty. In December 2021, the FDA approved an expansion of ZYNRELEF’s indication. ZYNRELEF is now indicated in the U.S. in adults for soft tissue or periarticular instillation to produce postsurgical analgesia for up to 72 hours after foot and ankle, small-to-medium open abdominal, and lower extremity total joint arthroplasty surgical procedures. Safety and efficacy have not been established in highly vascular surgeries, such as intrathoracic, large multilevel spinal, and head and neck procedures. In September 2020, the European Commission granted a marketing authorization for ZYNRELEF for the treatment of somatic postoperative pain from small- to medium-sized surgical wounds in adults. As of January 1, 2021, ZYNRELEF is approved in 31 European countries including the countries of the European Union and European Economic Area and the United Kingdom. In March 2022, Health Canada issued a Notice of Compliance for ZYNRELEF for instillation into the surgical wound for postoperative analgesia after bunionectomy, open inguinal herniorrhaphy, and total knee arthroplasty surgical procedures.

Please see full prescribing information, including Boxed Warning, at www.ZYNRELEF.com.

About APONVIE for Postoperative Nausea and Vomiting

APONVIE (aprepitant) injectable emulsion is a substance NK1 RA, indicated for the prevention of postoperative nausea and vomiting in adults. Delivered via a 30-second intravenous (IV) injection, APONVIE 32 mg was demonstrated to be bioequivalent to oral aprepitant 40 mg with rapid achievement of therapeutic drug levels. APONVIE is the same formulation as Heron’s approved CINVANTI. APONVIE is supplied in a single-dose vial that delivers the full 32 mg dose for PONV. APONVIE was approved by the FDA in September 2022.

Please see full prescribing information at www.APONVIE.com.

About CINVANTI for Chemotherapy Induced Nausea and Vomiting (CINV) Prevention

CINVANTI, in combination with other antiemetic agents, is indicated in adults for the prevention of acute and delayed nausea and vomiting associated with initial and repeat courses of highly emetogenic cancer chemotherapy (HEC) including high-dose cisplatin as a single-dose regimen, delayed nausea and vomiting associated with initial and repeat courses of moderately emetogenic cancer chemotherapy (MEC) as a single-dose regimen, and nausea and vomiting associated with initial and repeat courses of MEC as a 3-day regimen. CINVANTI is an IV formulation of aprepitant, an NK1 RA. CINVANTI is the first IV formulation to directly deliver aprepitant, the active ingredient in EMEND® capsules. Aprepitant (including its prodrug, fosaprepitant) is the only single-agent NK1 RA to significantly reduce nausea and vomiting in both the acute phase (0–24 hours after chemotherapy) and the delayed phase (24–120 hours after chemotherapy). The FDA-approved dosing administration included in the U.S. prescribing information for CINVANTI include 100 mg or 130 mg administered as a 30-minute IV infusion or a 2-minute IV injection.

Please see full prescribing information at www.CINVANTI.com.

About SUSTOL for CINV Prevention

SUSTOL is indicated in combination with other antiemetics in adults for the prevention of acute and delayed nausea and vomiting associated with initial and repeat courses of moderately emetogenic chemotherapy (MEC) or anthracycline and cyclophosphamide (AC) combination chemotherapy regimens. SUSTOL is an extended-release, injectable 5-hydroxytryptamine type 3 RA that utilizes Heron’s Biochronomer® drug delivery technology to maintain therapeutic levels of granisetron for ≥5 days. The SUSTOL global Phase 3 development program was comprised of two, large, guideline-based clinical studies that evaluated SUSTOL’s efficacy and safety in more than 2,000 patients with cancer. SUSTOL’s efficacy in preventing nausea and vomiting was evaluated in both the acute phase (0–24 hours after chemotherapy) and delayed phase (24–120 hours after chemotherapy).

Please see full prescribing information at www.SUSTOL.com.

About Heron Therapeutics

Heron Therapeutics, Inc. is a commercial-stage biotechnology company focused on improving the lives of patients by developing and commercializing therapeutic innovations that improve medical care. Our advanced science, patented technologies, and innovative approach to drug discovery and development have allowed us to create and commercialize a portfolio of products that aim to advance the standard-of-care for acute care and oncology patients. For more information, visit www.herontx.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to, uncertainties related to market conditions; the potential market opportunities for ZYNRELEF, APONVIE, CINVANTI and SUSTOL; and other risks and uncertainties identified in the Company’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

Investor Relations and Media Contact:

David Szekeres

Executive Vice President, Chief Operating Officer

Heron Therapeutics, Inc.

dszekeres@herontx.com

858-251-4447